Exhibit 99.3

Contacts:  Fred Meyer         Media - Cheryl Perrin - 503-797-7421
                              Investors- David Jessick - 503-797-7900


           Smith's Media - Shelley Thomas - 801-973-1700 Investors - Matt Tezak 801-974-1508

           Yucaipa Cos.       Media - Darious Anderson - 310-789-7200
                              Investors - Larry Kalantari - 310-789-7200


                    FRED MEYER, SMITH'S FOOD & DRUG TO MERGE
                       Creating $7 Billion Retail Company

     Portland, Oregon and Salt Lake City, Utah, May 12, 1997 - - Fred Meyer, Inc. (NYSE:FMY) and Smith's Food & Drug Centers, Inc. (NYSE:SFD) announced today that they have signed a definitive agreement to merge in a stock-for-stock exchange. The transaction will create a premier multi-regional supermarket and general merchandise retailing company with 265 major stores in eleven states, estimated 1997 annual sales of $7 billion, and leading competitive positions in the Pacific Northwest, Intermountain and Southwestern regions.

     Under the agreement, Smith's shareholders (including affiliates of the Yucaipa Companies and members of the Smith Family) will receive 1.05 shares of Fred Meyer common stock for each share of Smith's common stock. This represents a per share value for Smith's stock of $43.97 based on the closing price of Fred Meyer common stock on May 9, 1997 for a total value of $2 billion, including the assumption of debt. Shareholders of Fred Meyer will retain their current number of shares. The merger is expected to be accreditive to Fred Meyer's 1998 per share earnings as a result of anticipated cost savings, operating efficiencies and significant saving from refinancing opportunities in the combined company. In the aggregate, these benefits are estimated to be approximately $65 million annually.

     "This merger of equals will create a merchandising powerhouse across the western United States," said Robert G. Miller, chairman and chief executive officers of Fred Meyer. "We believe this is a great transaction for Fred Meyer's owners, customers, communities and employees as it will combine the employees, managers and resources for two premier retailing companies, both with strong reputations and expertise in the growing markets of the West. Following the merger, the combined company will enjoy strong market positions in the five fastest growing cities and seven of the fastest growing states in the country. We also expect real benefits from participation with other Yucaipa-affiliated companies in their Best Practices cooperative purchasing programs. Including Fred Meyer, these companies have total sales of approximately $15 billion."

     Ronald W. Burkle, chief executive officer of Smith's and managing partner of The Yucaipa Companies, said, "We believe the merger with Fred Meyer, a merchandiser that has enjoyed some of the strongest trends in the industry for the past several years, will result in great value for our customers and shareholders. This merger pairs two high-quality retail organizations with similar philosophies on customer satisfaction, everyday low pricing and product quality in complementary markets. Along with improved buying opportunities, the combination will bring operational synergies and efficiencies in administration, information systems, distribution and manufacturing functions."

     Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, Burkle will serve as the chairman of the board and Miller will be president and chief executive officer. In addition to Burkle, Jeff Smith, Fred Smith and Bruce Karatz will join the Fred Meyer board. The senior management of the combined company will include key executives from both Smith's and Fred Meyer.

     The transaction is structured to qualify as a tax-free exchange and will be accounted for as a purchase. The merger, which is expected to be completed by the end of the summer, will involve the creation of a new holding company and is conditioned on receiving regulatory clearance and the approval of the shareholders of both companies. Certain shareholders holding over 65 percent of the voting power of Smith's outstanding capital stock have agreed to vote in favor of the merger. Following completion of the merger, Fred Meyer will be a widely-held public company with no single holder accounting for more than 10 percent of the company.

     Fred Meyer, Inc., headquartered in Portland, Oregon, is a leading regional retailer of a wide range of general merchandise, food, apparel, fine jewelry, and home improvement products. The company currently operates 222 stores in 17 states. Most of the square footage is in 113 multi-department stores (106 with food departments) operating in six western states -- Oregon, Washington, Utah, Alaska, Idaho, and Montana. The balance are smaller specialty stores that include 104 jewelry stores in malls. Fred Meyer reported 1996 sales of $3.72 billion and employs approximately 28,000 people.

     Smith's Food & Drug Centers, Inc. is a leading regional supermarket and drug store chain operating in the Intermountain and Southwestern regions of the United States. The company currently operates 152 stores in Arizona, Idaho, New Mexico, Nevada, Texas, Utah and Wyoming. The company was founded in 1948 and reincorporated under Delaware law in 1989 and is headquartered in Salt Lake City, Utah. Smith's reported 1996 sales of $2.89 billion and employs more than 20,000 people.

     The Yucaipa Companies is a Southern California-based private investment firm specializing in investment in, acquisition and management of supermarket companies including Dominick's Finer Foods, Inc. (NYSE:DFF) and Ralphs Grocery Company.

     Salomon Brothers Inc served as financial advisor to Fred Meyer, Donaldson Lufkin & Jenrette provided a fairness opinion to Smith's.

     Forward-looking statements anticipating benefits of the merger in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties regarding this transaction. Such risks and uncertainties include, but are not limited to, the satisfaction of the conditions to close the transaction; determinations by regulatory and governmental authorities; the ability to successfully integrate the Fred Meyer and Smith's businesses; the ability to achieve synergistic and other cost reductions and efficiencies; general business economic conditions; competitive pricing pressures for the company's products; changes in other costs; and opportunities that may be presented to and pursued by the company. Any of these risk or uncertainties may cause actual results or future circumstances to differ materially from the forward-looking statements contained in this news release.